UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
 Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☑
Filed by a Party other than the Registrant	☐
Check the appropriate box:
☐      Preliminary Proxy Statement
☐      Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Pursuant to §240.14a-12
ENERGY FOCUS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑      No fee required.
☐      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ENERGY FOCUS, INC.
32000 AURORA ROAD
SOLON, OHIO 44139
April 29, 2011
Dear Shareholder:
     This year’s Annual Meeting of Shareholders will be held on Wednesday, June 15, 2011 at 1:00 P.M., local time, at the principal executive offices of Energy Focus, Inc., 32000 Aurora Road, Solon, Ohio 44139. You are cordially invited to attend.
     The Notice of Annual Meeting of Shareholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, have been made a part of this invitation.
     After reading the Proxy Statement, please promptly mark, date, sign and return the enclosed proxy in the pre-paid envelope to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU DATE, SIGN AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our shareholders are important.
     Please also note that if you hold your shares in “street name” through a bank or broker, that custodian cannot vote your shares on the election of directors without your specific instructions.
     The Proxy Statement and related proxy form, as well as a copy of the Company’s 2010 Annual Report on Form 10-K, are being sent on or about May 10, 2011.
     The Board of Directors and management look forward to seeing you at the annual meeting.

Very truly yours,

Joseph G. Kaveski
Chief Executive Officer

ENERGY FOCUS, INC.
32000 AURORA ROAD
SOLON, OHIO 44139

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 15, 2011

TO THE SHAREHOLDERS:
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Energy Focus, Inc. (the “Company”) will be held on Wednesday, June 15, 2011, at 1:00 P.M., local time, at the principal executive offices of Energy Focus, Inc., 32000 Aurora Road, Solon, Ohio, for the following purposes:
1.	To elect five directors to serve for the ensuing year or until their successors are elected and qualified, the nominees for which are as follows: John M. Davenport, J. James Finnerty, Joseph G. Kaveski, Paul von Paumgartten, and R. Louis Schneeberger;

2.	To approve an amendment to the Company’s 1994 Employee Stock Purchase Plan to increase the number of shares of Common Stock authorized for issuance under the plan from 150,000 to 400,000;

3.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.
          The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
          Only shareholders of record at the close of business on April 28, 2011 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Eric Hilliard
Vice President, Chief Operating Officer, Interim Chief Financial Officer and Secretary

Solon, Ohio
April 29, 2011
IMPORTANT: Please mark, date, sign and promptly mail the enclosed proxy card at your earliest convenience in the accompanying postage-paid envelope to ensure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

TABLE OF CONTENTS

Information Concerning Solicitation and Voting of Proxies	1
General	1
Revocability of Proxies	1
Record Date and Share Ownership	1
Voting	1
Proposal No. 1: Election of Directors	3
Nominees	3
Corporate Governance	5
Vote Required and Board of Directors Recommendation	7
Proposal No. 2: Approval of Amendment to 1994 Employee Stock Purchase Plan	8
General	8
Description of Plan	8
Summary of United States Federal Income Tax Consequences	9
Changed Plan Benefits	10
Vote Required and Board of Directors Recommendation	10
Report of the Audit and Finance Committee	11
Security Ownership of Principal Shareholders and Management	12
Executive Compensation and Other Matters	14
Compensation Discussion and Analysis	14
Summary Compensation Table	17
Total Realized Compensation Table	18
2010 Grants of Plan-Based Awards	19
Outstanding Equity Awards at December 31, 2010	20
Option Exercises	21
Equity Compensation Plan Information	21
Employment Agreements	21
Potential Payments Upon Termination or Change of Control	21
Compensation Committee Report	23
Director Compensation	24
Independent Registered Public Accounting Firm	25
Principal Accountant Fees and Services	25
Pre-Approval Policies and Procedures	25
Certain Relationship and Related Transactions	26
Section 16(a) Beneficial Ownership Reporting Compliance	27
Deadline for Receipt of Shareholder Proposals for the 2012 Annual Meeting	28
Householding Information	28
Other Matters	28
Annual Report on Form 10-K	28

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
ENERGY FOCUS, INC.
32000 AURORA ROAD
SOLON, OHIO 44139
INFORMATION CONCERNING SOLICITATION AND VOTING OF PROXIES
General
     The enclosed proxy is solicited on behalf of the Board of Directors of Energy Focus, Inc., a Delaware corporation (“Energy Focus” or the “Company”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, June 15, 2011 at 1:00 P.M., local time, or at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the principal executive offices of Energy Focus, Inc., 32000 Aurora Road, Solon, Ohio.
     This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about May 10, 2011. The cost of soliciting these proxies will be borne by the Company. Regular employees and directors of the Company may solicit proxies in person, by telephone, or by mail. No additional compensation will be given to employees or directors for such solicitation. The Company will request brokers and nominees who hold stock in their names to furnish proxy material to the beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.
Revocability of Proxies
     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use either by delivering to Energy Focus, Inc., Attention: Eric Hilliard, 32000 Aurora Road, Solon, Ohio 44139, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If a proxy is properly signed and not revoked, the shares it represents will be voted in accordance with the instructions of the shareholder.
Record Date and Share Ownership
     Only shareholders of record at the close of business on April 28, 2011 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. The Company had 24,756,517 shares of Common Stock, par value $.0001 per share (“Common Stock”), issued and outstanding as of that date.
Voting
     Each share of Common Stock held as of the Record Date entitles its holder to one vote on matters to be acted upon at the Annual Meeting, including the election of directors. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspectors of Election. Representatives of Cowden & Humphrey Co. LPA will act as the Inspectors of Election. The Inspectors of Election will also determine whether or not a quorum is present. Except with respect to the election of directors and except in certain other specific circumstances, the affirmative vote of a majority of shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) is required under Delaware law for approval of proposals presented to shareholders. Withholding authority to vote on one or more nominees for election as directors will have the practical effect of voting against the election of such nominees for director, because withheld votes will be treated as votes cast under Delaware law. If shares are held in “street name” through a broker, bank or other nominee and beneficial owners do not provide instructions on how to vote, the broker or other nominee may have authority to vote these shares on certain matters, excluding the election of directors. When a broker cannot vote on behalf of the beneficial owners pursuant to law or the rules of the NASDAQ Stock Exchange, the un-voted shares are commonly referred to as “broker non-votes.” Broker non-votes on one or more matters are not considered votes cast for voting purposes (although broker non-votes are counted for purposes of establishing a quorum).

     The shares represented by the proxies received, properly marked, dated, signed and not revoked will be voted at the Annual Meeting. Where such proxies specify a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications made. Any proxy in the enclosed form which is returned but is not marked will be voted FOR the election of the five nominees for director listed in this Proxy Statement and FOR the approval of the amendment to the 1994 Employee Stock Purchase Plan. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will not be considered as voting with respect to that matter. Under Delaware law, a non-vote will have no effect on the outcome of any of the matters referred to in this Proxy Statement.
     If a shareholder holds shares in “street name” through a bank or broker, that custodian cannot vote those shares on the election of directors without the shareholder’s specific instructions.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on Wednesday, June 15, 2011: This Proxy Statement and our Annual Report on Form 10-K for the year ending December 31, 2010, are available on our website at https://www.proxydocs.com/efoi.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
Nominees
     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, regardless of whether any other names are placed in nomination by anyone other than one of the proxy holders. If the candidacy of any one or more of such nominees should, for any reason, be withdrawn, the proxy holders will vote in favor of the remainder of those nominated and for such substituted nominees, if any, as shall be designated by the Board of Directors, taking into account any recommendations of the Nominating and Corporate Governance Committee, or the number of directors to be elected at this time may be reduced by the Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.
     If a quorum is present and voting, the nominees receiving the highest number of votes will be elected as directors at the Annual Meeting to serve until the next annual meeting or until their respective successors are duly elected or appointed.
     The Company’s Bylaws provide that the number of directors of the Company shall be no less than five and no more than nine, with the exact number within such range to be fixed by the Board of Directors. The Board of Directors has fixed the current number at five. The Nominating and Corporate Governance Committee has recommended, and the Board of Directors has designated, the five nominees listed below. Biographical information concerning each nominee is set forth below:

Name	Age	Director Since	Background

John M. Davenport	66	2005	Mr. Davenport joined the Company in November 1999 as Vice President and Chief Technology Officer and was appointed Chief Operating Officer in July 2003 and President in July 2005. He also served as Chief Executive Officer from July 2005 until May 2008. Prior to joining Energy Focus, Mr. Davenport served as President of Unison Fiber Optic Lighting Systems, LLC, from 1998 to 1999. Mr. Davenport began his career at GE Lighting in 1972 as a research physicist and thereafter served 25 years in various capacities including GE Lighting’s research and development manager and as development manager for high performance LED projects. He is a recognized expert in light sources, lighting systems and lighting applications, with special emphasis in low wattage discharge lamps, electronic ballast technology and distributed lighting systems.

J. James Finnerty	59	2008	Mr. Finnerty is currently a Managing Director of Terra Nova Capital, a New York City-based boutique investment bank, where he focuses on raising capital for emerging growth companies in the energy, technology, life sciences, and specialty consumer sectors. Mr. Finnerty’s career has spanned more than 30 years in the institutional money management community having worked for Kidder Peabody, Hambrecht and Quist, Deutsche Bank and Merriman, Curhan, and Ford. Mr. Finnerty has focused his efforts in the Boston institutional financial marketplace where he successfully covered all the major accounts including Fidelity, Putnam, Wellington, etc. He has been involved in countless financings including Adobe, Pixar, Genzyme, Amazon, Starbucks, and The North Face to name a few. Mr. Finnerty has a Master’s in Business Administration from Cornell University and a Bachelor of Arts in Economics from Boston College. Mr. Finnerty is NASD Series 7 and 63 licensed.

Joseph G. Kaveski	50	2008	Mr. Kaveski joined the Company in April 2008 as Vice President for Business Development and Global Marketing. On May 6, 2008 the Company’s Board of Directors appointed him as Chief Executive Officer. Prior to joining Energy Focus, Mr. Kaveski led his own strategic engineering consulting business, TGL Company. As a consultant, he worked with Energy Focus on strategic planning initiatives from September 2007 to April 2008. From November 2004 through February 2006, Mr. Kaveski was Vice President of Energy Management Services and Strategic Projects and a member of the senior management team at Johnson Controls, Inc., a global leader in automotive experience, building efficiency and power solutions.

Name	Age	Director Since	Background

Paul von Paumgartten	63	2004	Mr. von Paumgartten was appointed Lead Director in October 2008. Mr. von Paumgartten is an expert in high performance green buildings and is currently an independent consultant. From 1982 through 2009, he held various positions at Johnson Controls, Inc., most recently serving as Director, Energy & Environment. Prior to that, he was Director of Performance Contracts at Johnson Controls, Inc. Mr. von Paumgartten also was instrumental in the formation of LEEDTM (Leadership in Energy and Environmental Design), the energy efficiency qualification program of the United States Green Building Council. This is a qualification program for sustainable design developed by an industry coalition representing many segments of the building industry. Mr. von Paumgartten serves as treasurer for LEED TM.

R. Louis Schneeberger	56	2009	Mr. Schneeberger is currently the Chief Financial Officer of Panther Expedited Services, Inc. Mr. Schneeberger has been an owner, major shareholder, and Chief Financial Officer of Olympic Steel, Inc. He has also served as Chairman of the Board of Royal Appliance Manufacturing Company, Inc. and Chief Financial Officer of OM Group, Inc. Mr. Schneeberger has also assisted many other companies such as Libra Industries, Inc., Austin Powder Company, Peco II, Inc. and Knowledge Investment Partners and as a board member or consultant. Mr. Schneeberger began his career with Arthur Andersen, LLP where his tenure spanned ten years with a focus on Mergers and Acquisitions and SEC matters.

Corporate Governance
     Director Independence
     The Board of Directors has determined each of the following directors to be an “Independent Director” as that term is defined by applicable listing standards of The NASDAQ Stock Market and SEC rules:
David Anthony
J. James Finnerty
Michael A. Kasper
Paul von Paumgartten
R. Louis Schneeberger
David Gelbaum
In this proxy statement these six directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.” Each of these directors served as a director throughout 2010 and still serves as a director, except for the following persons. Mr. Gelbaum resigned as a director on February 25, 2010. On April 23, 2011 Mr. Anthony and Mr. Kasper notified the Company that they would not stand for re-election at the 2011 Annual Meeting and resigned effective April 25, 2011.
     Board Meetings and Committees; Annual Meeting Attendance
     The Board of Directors held a total of five meetings during the fiscal year ended December 31, 2010. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such directors’ serve. In 2010, Mr. Kaveski and Mr. Davenport represented the Board at the Annual Meeting held June 16, 2010. The Board of Directors has appointed a Compensation Committee, an Audit and Finance Committee, and a Nominating and Corporate Governance Committee. The Board has determined that each director who serves on these committees is an Independent Director. The Board has approved a charter for the Compensation Committee, the Audit and Finance Committee, and the Nomination and Corporate Governance Committee, and has adopted Corporate Governance Guidelines for itself.
     The Compensation Committee of the Board of Directors, which currently consists of Messrs. Finnerty (Chairman), Schneeberger, and von Paumgartten, held four meetings in 2010. The Compensation Committee’s primary functions are to discharge the responsibilities of the Board of Directors relating to compensation of the Company’s executive officers and to produce a report on executive compensation for inclusion in the Company’s annual proxy statement. Other specific duties and responsibilities of the Compensation Committee are to: review and recommend to the Board corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluate his performance in light of such goals and objectives and set his compensation level based on this evaluation; develop and monitor compensation arrangements for executive officers of the Company, including review and approval of individual compensation; recommend to the Board guidelines for the review of the performance and establishment of compensation and benefit policies for all other employees; make recommendations regarding compensation plans and policies; administer the Company’s stock option plans and other compensation plans; and make recommendations to the Board regarding compensation of the Board of Directors.
     The Audit and Finance Committee of the Board of Directors, which currently consists of Messrs. Schneeberger (Chairman), Finnerty, and von Paumgartten, held four meetings in 2010. The Audit and Finance Committee’s primary functions are to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements and other financial information, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditors and the performance of the Company’s internal audit function. Other specific duties and responsibilities of the Audit and Finance Committee are to: appoint, compensate, evaluate and, when appropriate, replace the Company’s independent auditors; review and pre-approve audit and permissible non-audit services; review the scope of the annual audit; monitor the independent auditors’ relationship with the Company; and meet with the independent auditors and management to discuss and review the Company’s financial statements, internal controls, and auditing, accounting and financial reporting processes.
     The Nominating and Corporate Governance Committee of the Board of Directors, which currently consists of Messrs. von Paumgartten (Chairman), Finnerty, and Schneeberger, held two meetings in 2010. The Nominating and Corporate Governance Committee’s primary functions are to seek, evaluate and recommend nominees for election to the Board of Directors and to oversee matters of corporate governance. Other specific duties and responsibilities of the Nominating and Corporate Governance Committee are to: determine the composition of the committees of the Board; make recommendations regarding candidates for director proposed by shareholders; consider and plan for executive officer succession as well as review management development and succession programs; review on an annual basis the performance of the Board and of management; and consider and make recommendations on matters related to the practices, policies and procedures of the Board.

     The Company does not have a policy regarding attendance by the Directors at the Company’s Annual Meeting. Only Messrs. Kaveski and Davenport were present at the last Annual Meeting held June 16, 2010.
     Compensation Committee
     The Company has a standing Compensation Committee of the Board of Directors, currently consisting of Messrs. Finnerty (Chairman), Schneeberger, and von Paumgartten. The Board has approved a charter for the Compensation Committee. A copy of this charter can be found on the Company’s website at http://www.efoi.com.
     The Compensation Committee reviews and recommends to the Board corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluates his performance in light of such goals and objectives, and sets his compensation level based on this evaluation; develops and monitors compensation arrangements for executive officers of the Company, including review and approval of individual compensation; recommends to the Board guidelines for the review of the performance and establishment of compensation and benefit policies for all other employees; makes recommendations regarding compensation plans and policies; administers the Company’s stock option plans and other compensation plans; and makes recommendations to the Board regarding compensation of the Board of Directors. The authority of the Compensation Committee may be delegated to a subcommittee of the Compensation Committee, consisting of one or more directors. The Chief Executive Officer may provide recommendations regarding compensation of other executive officers. The Compensation Committee is empowered to retain consultants for advice on compensation matters.
     No director currently serving on the Compensation Committee is or has been an officer or employee of the Company or any of the Company’s subsidiaries. No interlocking relationships exist between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.
     Audit and Finance Committee
     The Company’s Audit and Finance Committee acts as the standing audit committee of the Board of Directors, and currently consists of Messrs. Schneeberger (Chairman), Finnerty and von Paumgartten. The Board of Directors has determined that Messr. Schneeberger is an “audit committee financial expert,” as defined by the Securities and Exchange Commission (the “SEC”) rules, and that each Committee member is an Independent Director. The Board has approved a charter for the Audit and Finance Committee. A copy of this charter can be found on the Company’s website at http://www.efoi.com.
     Nominating and Corporate Governance Committee
     The Company’s Nominating and Corporate Governance Committee serves as the standing nominating committee of the Board of Directors, currently consisting of Messrs. von Paumgartten (Chairman), Finnerty, and Schneeberger. The Board has approved a charter for the Nominating and Corporate Governance Committee. A copy of this charter can be found on the Company’s website at http://www.efoi.com.
     The Board of Directors sets the size of the Board and nominates directors for election at each Annual Meeting and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for nomination or election. The Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee selects candidates for directors based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all shareholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to the Company and the Board, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. During the first quarter of 2010, Messr. Anthony was appointed to the Company’s Board of Directors as an independent director. He was subsequently elected to the Board of Directors at the Annual Meeting held June 16, 2010. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “Independent Director” under the rules of The NASDAQ Stock Market. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the Board.

     In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the board or other event, the Committee will consider various candidates for Board membership, including those suggested by the Committee members, by other Board members, by any executive search firm engaged by the Committee and by shareholders. A shareholder who wishes to suggest a prospective nominee for the Board should notify the Secretary of the Company or any member of the Committee in writing, with any supporting material the shareholder considers appropriate, at the following address: Energy Focus, Inc., 32000 Aurora Road, Solon, Ohio 44139.
Vote Required and Board of Directors Recommendation
     The five nominees receiving the highest number of votes at the Annual Meeting will be elected as directors of the Company.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2: APPROVAL OF AMENDMENT TO 1994 EMPLOYEE STOCK PURCHASE PLAN
General
     The Company’s 1994 Employee Stock Purchase Plan (the “Purchase Plan”) was adopted by the Board in April 1994 and approved by the Company’s shareholders in May 1994. The Purchase Plan provides a means by which employees may purchase Common Stock of the Company through payroll deductions. In 1999, the shareholders approved an amendment to the Purchase Plan to increase the number of shares authorized for issuance under the Purchase Plan from 50,000 to 100,000, and the Purchase Plan was amended to reflect such increase on December 7, 2000. On June 15, 2006 shareholders reserved an additional 50,000 shares of the Company’s Common Stock for issuance under the Purchase Plan, to a total of 150,000 shares. As of April 17, 2011 approximately 16,000 shares remained available for future issuance under the Purchase Plan.
     We are asking shareholders to approve an amendment to the Purchase Plan to increase the number of shares authorized for issuance from 150,000 to 400,000.
Description of Plan
     The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any shareholder upon request.
     General: The Purchase Plan is intended to qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Each participant in the Purchase Plan is granted at the beginning of each offering under the plan (an “Offering”) the right to purchase through accumulated payroll deductions up to a number of shares of the Common Stock of the Company (a “Purchase Right”) determined on the last day of the Offering. The Purchase Right is automatically exercised on the last day of the Offering unless the participant has withdrawn from participation in the Offering or in the Purchase Plan prior to such date.
     Shares Subject to Plan: Currently, a maximum of 150,000 shares of the Company’s Common Stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the Company’s capital structure or in the event of any merger, sale of assets or other reorganization of the Company. On April 25, 2011, the Board, subject to shareholder approval, amended the Purchase Plan to increase its share reserve by 250,000 to an aggregate of 400,000 shares. The shareholders are now being requested to approve the increase in the Purchase Plan reserve at the Annual Meeting.
     Administration: The Purchase Plan is administered by the Board or a duly appointed committee of the Board. Subject to the provisions of the Purchase Plan, the Board determines the terms and conditions of Purchase Rights granted under the plan. The Board will interpret the Purchase Plan and Purchase Rights granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Purchase Plan or any Purchase Rights.
     Eligibility: Any employee of the Company or of any present or future subsidiary corporation of the Company designated by the Board for inclusion in the Purchase Plan as of the first day of the Offering is eligible to participate in an Offering under the plan, so long as the employee is employed for more than 20 hours per week and more than five (5) months in a calendar year. However, no employee shall be granted an option who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary corporation of the Company is entitled to participate in the Purchase Plan. As of March 31, 2011, the Company had 49 employees that would be eligible to participate in the Purchase Plan.
     Offerings: Generally, each Offering of Common Stock under the Purchase Plan is for a period of six months (an “Offering Period”) commencing on or about January 1 and July 1 of each year (an “Offering Date”). The Board may establish a different term for one or more Offerings or different commencement or ending dates for any Offering Period, so long as such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering to be affected. Generally, shares are purchased on the last day of the Offering Period (a “Purchase Date”). The Board may establish Offering Periods of different lengths and commencement dates.
     Participation and Purchase of Shares: Participation in an Offering under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the Offering Date. Payroll deductions may not exceed 5% (or such other rate as the Board determines) of an employee’s compensation on any payday during the Offering Period. Once an employee becomes a participant in the Purchase Plan, that employee will automatically participate in each successive Offering Period until such time as the employee withdraws from the Purchase Plan, becomes ineligible to participate, or terminates employment. Subject to certain limitations, each participant in an Offering has a Purchase Right equal to the number of whole shares determined by dividing $12,500 by the fair market value of a share of Common Stock on the Offering Date. However, no participant may purchase under the Purchase Plan shares of Common Stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company’s Common Stock on the first day of the Offering Period in which the shares are purchased).
     On each Purchase Date, the Company issues to each participant in the Offering the number of shares of the Company’s Common Stock determined by dividing the amount of payroll deductions accumulated for the participant during the Offering Period by the purchase price, limited in any case by the number of shares subject to the participant’s Purchase Right for that Offering. The price at which shares are sold under the Purchase Plan is equal to 85% of the lesser of the fair market value per share of the Company’s Common Stock on the Offering Date or on the Purchase Date. The fair market value of the Common Stock on any relevant date is established by the Board based on the closing price per share on such date as reported on the Nasdaq Capital Market. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant, unless the amount remaining is less than the amount necessary to purchase a whole share of Common Stock, in which case the remaining amount may be applied to the next Offering Period.
     A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. However, once a participant withdraws from an Offering, that participant may not again participate in the same Offering.
     Transfer of Control: The Purchase Plan provides that, in the event of (i) a proposed sale of all or substantially all of the assets of the Company, or (ii) a merger of the Company with or into another corporation (a “Transfer of Control”), the acquiring or successor corporation will assume the Company’s rights and obligations under the Purchase Plan or substitute equivalent Purchase Rights for such corporation’s stock, unless the Board in its sole discretion adjusts the next Purchase Date to a date on or before the date of the Transfer of Control. In the event of a proposed dissolution or liquidation of the Company, the Offering Period will terminate unless otherwise provided by the Board.
     Termination or Amendment: The Purchase Plan will continue in effect for a term of 20 years unless it is terminated by the Board prior to such date. The Board may at any time amend or terminate the Purchase Plan, except that the approval of the Company’s shareholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan, or changing the definition of the corporations which may be designated by the Board as corporations the employees of which may participate in the Purchase Plan.
Summary of United States Federal Income Tax Consequences
     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.
     Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Offering Date or within one year after the Purchase Date on which the shares are acquired (a “disqualifying disposition”), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Offering Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant’s death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) 15% of the fair market value of the shares on the Offering Date is recognized as ordinary income in the year of the participant’s death.
     If the exercise of a Purchase Right does not constitute an exercise pursuant to an “employee stock purchase plan” under section 423 of the Code, the exercise of the Purchase Right will be treated as the exercise of a non-statutory stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Purchase Right, will be treated as a capital gain or loss, as the case may be.
     A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less. Long-term capital gains are currently subject to a maximum tax rate of 20%. Short-term capital gains are generally subject to the same tax rates as ordinary income.

     If the participant disposes of the shares in a disqualifying disposition the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed the Company.
Changed Plan Benefits
     Because benefits under the Purchase Plan will depend on employees’ elections to participate and the fair market value of the Company’s Common Stock at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the Purchase Plan is approved by the stockholders. Nonemployee directors are not eligible to participate in the Purchase Plan. As a point of reference, all current employees, including officers as a group, purchased 19,595 shares in 2010. No shares were purchased under the 1994 Purchase Plan by any directors who are not executive officers, any other nominees for election as directors or any associates of such directors or nominees or of any executive officers, and no person has purchased 5% or more of the total number of shares issued under the Purchase Plan.
Vote Required and Board of Directors Recommendation
     The affirmative vote of a majority of the votes present or represented by proxy and entitled to a vote at the Annual Meeting, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, is required for approval of this proposal. Abstentions and broker non-votes will each be counted present for purposes of determining the presence of a quorum, but will have no effect on the outcome of the vote.
     The Board believes that the availability of an opportunity to purchase shares under the Purchase Plan at a discount from market price is important to attracting and retaining qualified officers and employees essential to the success of the Company, and that stock ownership is important to providing such persons with incentive to perform in the best interest of the Company.
THEREFORE, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE INCREASE IN THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE 1994 EMPLOYEE STOCK PURCHASE PLAN TO 400,000 SHARES.

REPORT OF THE AUDIT AND FINANCE COMMITTEE
     The Audit and Finance Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. It is not the duty of the Audit and Finance Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible, in their report, for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.
     The Audit and Finance Committee reviewed and has discussed the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 with the Company’s management and its independent auditors. The Audit and Finance Committee met privately with the independent auditors and discussed issues deemed significant by the auditors, including those required by the Statement of Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance. In addition, the Audit and Finance Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees, and discussed with the independent auditors their independence from the Company.
     Based upon the reviews and discussions outlined above, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.
     The foregoing report has been furnished by the Audit and Finance Committee of the Board of Directors of Energy Focus, Inc.
AUDIT AND FINANCE COMMITTEE
R. Louis Schneeberger, Chairman
J. James Finnerty
Paul von Paumgartten

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
     The following table sets forth certain information with respect to beneficial ownership of the Company’s Common Stock as of April 29, 2011 as to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors and nominees listed below, (iii) the Company’s Chief Executive Officer and each of the Company’s “Named Executive Officers” listed below, and (iv) all executive officers and directors of the Company listed below as a group. Unless otherwise specified, the address for each officer and director is 32000 Aurora Road, Solon, OH 44139.
     The table should be read with the understanding that more than one person may be the beneficial owner or possess certain attributes of beneficial ownership with respect to the same securities.

	Shares Beneficially Owned (1)
			Percent of
			Outstanding
			Common
Name and Address	Number		Stock (2)
5% Shareholders
The Quercus Trust	5,122,380	(3)	20.7%
2309 Santiago Drive Newport Beach, California 92660
Welch & Forbes, LLC	1,305,848	(4)	5.3%
45 School Street Boston, MA 02108
TLC Investments, LLC	1,500,000	(5)	6.1%
1244 Gallatin Pike South Madison, Tennessee 37115
Directors and Named Executive Officers
David Anthony	32,989		*
Nicholas G. Berchtold	98,584		*
Roger R. Buelow	111,861		*
John M. Davenport	781,861		3.2%
J. James Finnerty	53,385		*
Eric W. Hilliard	200,129		*
Michal A. Kasper	96,483		*
Joseph G. Kaveski	284,353		1.1%
R. Louis Schneeberger	41,034		*
Paul von Paumgartten	90,483		*

All directors and executives officers as a group	1,791,162		7.2%

*	Less than one percent

(1)	The persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable, unless otherwise indicated.

(2)	Based on 24,756,517 shares outstanding as of April 28, 2011. In addition, shares issuable pursuant to options and warrants which may be exercised through June 30, 2011 are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individuals. Thus, the number of shares to be outstanding for the purposes of this table may vary depending on the individuals’ particular circumstances.

(3)	The Quercus Trust (“Quercus”) is owned by David and Monica Chavez Gelbaum. From February 2009 through February 25, 2010, Mr. Gelbaum was a member of the Company’s Board of Directors. David Gelbaum has filed with the Securities and Exchange Commission a Form 4 dated March 31, 2011 which reports the beneficial ownership in the aggregate of 5,122,380 shares. As reported in that Schedule, Quercus and its affiliated entities have shared voting power for 5,122,380 shares and shared dispositive power for 5,122,380 shares. On December 30, 2009, the Company amended its Rights Agreement dated October 25, 2006, with Mellon Shareowner Services, LLC, as Rights Agent, to allow Quercus, and persons who are beneficial owners through Quercus, to own up to 30% of our Common Stock without triggering the rights under the Rights Agreement. The general limit in the Agreement is 15%.

(4)	Welch & Forbes, LLC has filed with the Securities and Exchange Commission a Schedule 13G dated February 28, 2011, which reports beneficial ownership in the aggregate of 1,305,848 shares. As reported in that Schedule, Welch & Forbes, LLC and its affiliated entities have shared voting power for 1,305,848 shares and shared dispositive power for 1,305,848 shares.

(5)	TLC Investments, LLC has filed with the Securities and Exchange Commission a Schedule 13G dated January 11, 2010, which reports beneficial ownership in the aggregate of 1,500,000 shares. As reported in that Schedule, TLC Investments, LLC have shared voting power for 1,500,000 shares and shared dispositive power for 1,500,000 shares.

EXECUTIVE COMPENSATION AND OTHER MATTERS
Compensation Discussion and Analysis
     The Compensation Committee (the “Committee”) of our Board of Directors has the responsibility for administering our executive compensation program. The Committee reviews and, as appropriate, makes recommendations to the full Board regarding the base salaries and annual cash bonuses for executive officers, and administers our 2008 Incentive Stock Plan, including the grant of stock options. Where appropriate, we have also entered into employment agreements with certain executive officers.
     Compensation Philosophy and Objectives: Our principal executive compensation policy, which is endorsed by the Committee, is to provide a compensation program that will attract, motivate and retain persons of high quality and will support a long-standing internal culture of loyalty and dedication to the interests of the Company and our shareholders. In administering the executive compensation program, the Committee is mindful of the following principles and guidelines, which are supported by the full Board:
•	Base salaries for executive officers should be competitive.

•	A sufficient portion of annual compensation should be at risk in order to align the interests of executives with those of our shareholders.

•	The variable part of annual compensation should reflect both individual and corporate performance.

•	As a person’s level of responsibility increases, a greater portion of total compensation should be at risk and include more stock-based compensation to provide executives long-term incentives and help to align further the interests of executives and shareholders in the enhancement of shareholder value.
     Our executive officers’ compensation currently has three primary components: base salary, annual cash bonuses, and stock-based awards granted pursuant to our 2008 Incentive Stock Plan. In addition, executive officers receive certain benefits that are specifically provided for in their employment agreements or are generally available to all salaried employees. We do not have any defined benefit pension plans, non-qualified deferred compensation arrangements, or supplemental retirement plans for our executive officers.
     For each executive officer, the Committee determines the appropriate level for each compensation component based in part, but not exclusively, on its view of competitive market factors, internal equity and consistency, and other considerations deemed relevant, such as rewarding extraordinary performance. Our Chief Executive Officer provides the Committee with recommendations for executive officers other than himself, which the Committee reviews and approves as submitted or with revisions, if any. The Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation, or among different forms of non-cash compensation, and has not sought to formally benchmark our compensation against that of our peers.
     In 2010, no executive officer received an annual base salary increase and the Company’s five executive officers and two other key executives of the Company agreed to continue the 2009 salary reduction plan and accept voluntary salary reductions described below.
     On May 29, 2009, the Company’s five executive officers agreed to accept voluntary salary reductions for the remainder of the 2009 calendar year in exchange for the issuance of restricted shares of Common Stock as authorized under the Company’s 2008 Stock Incentive Plan. Two other key executives of the Company also accepted salary reductions for the balance of the year in exchange for restricted shares. Each officer and key executive voluntarily accepted a 10% salary reduction for the remainder of 2009, except for one executive officer who voluntarily accepted a 40% decrease for the remainder of 2009. The number of restricted shares of Common Stock issued to each officer and executive was equal to the dollar value of the individual’s salary reduction divided by the closing price per share of the Company’s Common Stock on May 29, 2009. The total number of restricted shares of Common Stock issued to these officers and executives was 209,000.
     On December 31, 2009, the Company’s five executive officers, along with two other key executives of the Company, agreed to extend these salary reductions through June 30, 2010. On July 9, 2010, the Company’s Chief Executive Officer, with the approval of the Board of Directors, decided to continue the cash salary reductions through December 31, 2010. Each executive officer and key executive voluntarily accepted a 10% salary reduction for 2010, except for one executive officer who voluntarily accepted a 40% decrease for 2010. The number of restricted shares of Common Stock issued to each executive officer and key executive was equal to the dollar value of the individual’s salary reduction divided by the closing price per share of the Company’s Common Stock on December 30, 2009 and January 3, 2011, respectively. The total number of restricted shares of Common Stock issued to these officers and executives in 2010 was 284,000.
     Base Salary: Base salaries for executive officers are based on a review of salaries for similar positions requiring similar qualifications in similar industries. In determining executive officer salaries, the Compensation Committee has approved the use by management of information from salary surveys.

     The Committee determines levels of the executive officers’ base salaries so as to be competitive with amounts paid to executives performing similar functions in comparable-size, non-durable manufacturing companies. The amount of each executive’s annual increase in base salary, if any, is based on a number of largely subjective factors, including changes in the individual’s duties and responsibilities, the personal performance of such executive officer, the performance of the Company, cost-of-living increases, and such other factors as the Committee deems appropriate, including the individual’s overall mix between fixed and variable compensation and between cash and stock-based compensation.
     The Chief Executive Officer annually assesses the performance of all other executive officers and recommends salary increases to the Compensation Committee based on a number of factors such as performance evaluations, comparative data and other relevant factors. The Compensation Committee then reviews the Chief Executive Officer’s recommendations, considers the performance and condition of the Company, and approves the increases for any other officer of the Company.
     Bonus Equity Incentive Plan: For fiscal year 2011, the Compensation Committee has approved a stock option incentive plan for executives and key sales employees. Awards under this plan are contingent upon the Company’s attainment of operating profits and cash utilization targets set by the Compensation Committee in consultation with the Chief Executive Officer.
     Bonus Incentive Plan: The Compensation Committee administers an incentive plan to provide additional compensation to executives who meet established performance goals. In consultation with the Chief Executive Officer, the Compensation Committee annually determines the total amount of cash bonuses available for executive officers and certain other management employees. The target bonuses for executive officers are set by the Compensation Committee. Awards are weighted so that higher awards are received when the Company’s performance reaches maximum targets, smaller awards are received when the Company’s performance reaches minimum targets and no awards are made when the Company does not meet minimum performance targets. After the total eligible bonus pool is determined, annual incentives are paid to executive officers based on their individual performance as determined by the Chief Executive Officer.
     For the fiscal year 2010, awards under this bonus plan were contingent upon the Company’s attainment of operating profit and cash utilization targets set by the Compensation Committee in consultation with the Chief Executive Officer. The Company’s performance in 2010 did not meet established performance goals and, consequently, no bonuses were paid under this bonus incentive plan. Consistent with the Company’s objective of aligning compensation with performance, the Compensation Committee anticipates that future bonus payments will continue to be based on specific targets and performance.
     Discretionary Bonuses: In addition to bonuses under the incentive plan, each of our executive officers is eligible to receive annual cash bonuses based on determinations made by the Committee in its discretion. The bonus may be based on the specific accomplishments of the individual or on the overall success of the Company, or both.
     For 2011, the Committee has not currently adopted a discretionary cash bonus plan.
     Stock Options: The Compensation Committee believes that employee equity ownership provides significant motivation to executive officers to maximize value for the Company’s shareholders and, therefore, periodically grants stock options under the Company’s 2008 Stock Incentive Plan at the then current market price. The Compensation Committee administers the Company’s 2008 Stock Incentive Plan. Stock options will only have value if the Company’s stock price increases over the exercise price.
     The Compensation Committee grants options to executive officers after consideration of recommendations from the Chief Executive Officer. Recommendations for options are based upon the relative position, responsibilities, and previous and expected contributions of each officer, previous option grants to such officers and customary levels of option grants for the respective position in other comparable companies. Options generally vest over a four-year period at a rate of 25% per year.
     During 2010, the Committee administered the Company’s 2008 Incentive Stock Plan, to provide stock-based incentives to our key employees, including executive officers. As of April 29, 2011, our 2008 Incentive Stock Plan is our only plan under which new options may be granted. Grants of stock options are based on each individual’s position within the Company, level of responsibility, past performance, and expectation of future performance. In determining the number of stock-based awards to be granted to each executive officer, the Committee also considers the number of stock-based awards made in prior years to the executive officer. The Committee also may grant stock options in connection with promotions and new hires.

     Our stock-based compensation policies have been impacted by the implementation of Accounting Standards Codification (“ASC”) Topic Number 718, Compensation — Stock Compensation (“ASC 718”). Generally, ASC 718 requires all stock-based payments to employees, including grants of employee stock options, to be expensed based on their fair values over the vesting period.
     Section 162(m): Section 162(m) of the Internal Revenue Code and related Treasury Department regulations limits the Company’s ability to deduct certain compensation in excess of $1,000,000 paid to the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers. The Company’s 2008 Stock Incentive Plan is structured to permit awards under the plan to qualify as performance-based compensation and to maximize the tax deductibility of the awards so long as the options are granted by a committee whose members are non-employee directors. The Company expects that the Compensation Committee will be comprised of non-employee directors, and that, to the extent the Compensation Committee is not so constituted for any period of time, the options granted during such period will not be likely to result in compensation exceeding $1,000,000 in any year. The Compensation Committee does not believe that other components of the Company’s compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore has concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

Summary Compensation Table
     The following table sets forth information about compensation of our Chief Executive Officer, our President, our Vice President of Finance and Chief Financial Officer, and our other two highest paid executive officers (our “Named Executive Officers”):

							Change in
							Pension
							Value and
							Non-
						Non-Equity	Qualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($) (1) (2)	($) (3)	($)	($)	($) (4) (5)	($)

Joseph G. Kaveski	2010	225,000	—	25,000	57,450	—	—	935	308,385
Chief Executive	2009	233,167	—	15,865	46,675	—	—	648	296,355
Officer	2008	176,919	—	—	20,134	—	—	44,585	241,638

John M. Davenport	2010	150,000	—	100,000	105,276	—	—	760	356,036
President	2009	187,023	—	63,461	155,999	—	—	648	407,131
	2008	250,000	—	—	211,908	—	—	540	462,448

Nicholas G. Berchtold	2010	157,500	—	17,500	40,825	—	—	901	216,726
Chief Financial	2009	157,631	—	11,106	40,825	—	—	648	210,210
Officer and Vice	2008	175,000	—	—	35,860	—	—	540	211,400
President of Finance

Eric W. Hilliard	2010	171,000	—	19,000	97,313	—	—	921	288,234
Chief Operating	2009	171,074	—	12,058	108,175	—	—	5,526	296,833
Officer	2008	190,000	—	—	104,227	—	—	540	294,767

Roger F. Buelow	2010	157,500	—	17,500	17,819	—	—	6,959	199,778
Chief Technology	2009	154,640	—	11,106	32,766	—	—	6,828	205,340
Officer	2008	175,000	—	—	47,713	—	—	6,720	229,433

(1)	Information about stock awards granted to our Named Executive Officers during 2010 and 2009 is discussed in the Compensation Discussion and Analysis section of this Proxy Statement.

(2)	The amounts set forth in this column reflect stock awards granted to our Named Executive Officers upon their agreement to accept voluntary salary reductions for the second half of 2009 and for 2010. The number of stock awards granted to each officer was equal to the dollar value of the officer’s salary reduction divided by the closing price per share of the Company’s Common Stock on as discussed in the Compensation Discussion and Analysis section of this Proxy Statement.

(3)	The amounts set forth in this column reflect stock options granted to our Named Executive Officers. The amounts listed are equal to the compensation cost recognized by the Company during the year indicated for financial statement purposes in accordance with ASC 718. This valuations method values stock options granted during the indicated year and previous years. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 2 to the Consolidated Financial Statements of the Company’s 2010 Annual Report on Form 10-K filed with the SEC on March 31, 2011.

(4)	The amounts set forth in this column for 2010 and 2009 include company contributions for life insurance policies and automobile allowances.

(5)	The amounts set forth in this column for 2008 include consulting fees for Mr. Kaveski.

Total Realized Compensation Table
To supplement the SEC-required disclosure in the 2010 Summary Compensation table set forth above, we have included the additional table below, which shows “Total Realized Compensation” representing the total compensation realized by each named executive officer in each of the years shown. Total compensation as calculated under SEC rules and, as shown in the Summary Compensation table, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the named executives in a particular year.

		Total
		Realized
Name and Principal		Compensation
Position	Year	($) (1)

Joseph G. Kaveski	2010	225,935
Chief Executive Officer	2009	233,815
	2008	221,504

John M. Davenport	2010	150,760
President	2009	187,671
	2008	250,540

Nicholas G. Berchtold	2010	158,401
Chief Financial Officer and	2009	158,279
Vice President of Finance	2008	175,540

Eric W. Hilliard	2010	171,921
Chief Operating Officer	2009	176,600
	2008	190,540

Roger F. Buelow	2010	164,459
Chief Technology Officer	2009	161,468
	2008	181,720

(1)	Amounts reported as Total Realized Compensation differ substantially from the amounts determined under SEC rules as reported in the Total column of the 2010 Summary Compensation table. Total Realized Compensation is not a substitute for Total compensation. Total Realized Compensation represents: (1) Total compensation, as calculated under applicable SEC rules, minus (2) the aggregate grant date fair value of equity awards (as reflected in the Stock Awards and Option Awards columns of the 2010 Summary Compensation table), and plus (3) the value realized from the exercise of stock options before payment of any applicable withholding taxes and brokerage commissions (no options were exercised by Named Executive Officers during the reported years). For more information on Total compensation under the SEC rules, see the narrative and notes accompanying the 2010 Summary Compensation table set forth on page 17.

2010 Grants of Plan-Based Awards
     The following table sets forth information with respect to stock option awards granted to the Named Executive Officers during 2010:

								All Other
								Option		Grant
								Awards:	Exercise	Date Fair
		Estimated Possible Payouts			Estimated Future Payouts			Number of	or Base	Value of
		Under Non-Equity Incentive			Under Equity Incentive			Securities	Price of	Stock and
	Grant	Plan Awards			Plan Awards			Underlying	Option	Option
	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Options	Awards	Awards
Name	(1)	($)	($)	($)	(#)	(#)	(#)	(#)	($/Sh)	(2) ($)

Joseph G. Kaveski	01/14/10	—	—	—	—	—	—	19,231	0.65	12,500
	02/25/10							150,000	1.02	104,400
John M. Davenport	01/14/10	—	—	—	—	—	—	76,923	0.65	50,000
	02/25/10							150,000	1.02	104,400
Nicholas G. Berchtold	01/14/10	—	—	—	—	—	—	13,462	0.65	8,750
	02/25/10							150,000	1.02	104,400
Eric W. Hilliard	01/14/10	—	—	—	—	—	—	14,615	0.65	9,500
	02/25/10							150,000	1.02	104,400
Roger F. Buelow	01/14/10	—	—	—	—	—	—	13,462	0.65	8,750
	02/25/10							150,000	1.02	104,400

(1)	The stock options granted on February 25, 2010 were granted under the Company’s Bonus Equity Incentive Plan for 2010. These options were contingent upon the Company’s attainment of operating profits and cash utilization targets. The Company’s performance in 2010 did not meet these established performance goals and, consequently, these options were cancelled on April 1, 2011.

(2)	The dollar values of stock options disclosed in this column are equal to the aggregate grant date fair value computed in accordance with Auditing Standards Codification Topic Number 718, Compensation — Stock Compensation. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 2 to the Consolidated Financial Statements in our 2010 Annual Report on Form 10-K filed with the SEC on March 31, 2011.

Stock Options. The stock options that we granted to our Named Executive Officers in 2010 were granted under our 2008 Incentive Stock Plan. In accordance with the terms of the Plan, each option exercise price is equal to the market value of our Common Stock on the date the option is granted. The market value is equal to the closing price of our Common Stock on the date of grant on the NASDAQ Capital Market. The options vest over four years at the rate of 25% of the shares covered by the option on each anniversary of the grant date. Stock options are not transferable other than by will or the laws of descent and distribution.

Outstanding Equity Awards at December 31, 2010
     The following table includes certain information with respect to the value of all unexercised options as of December 31, 2010 for our Named Executive Officers:

	Option Awards
				Equity
				Incentive
				Plan Awards:
	Number of	Number of		Number of
	Securities	Securities		Securities
	Underlying	Underlying		Underlying
	Unexercised	Unexercised		Unexercised	Option
	Options	Options		Unearned	Exercise	Option
	Exercisable	Un-exercisable		Options	Price	Expiration
Name	(#)	(#)		(#)	($)	Date

Joseph G. Kaveski	66,667	33,333	(1)	—	2.00	05/06/18
	53,128	46,872	(2)	—	1.37	11/24/18
	25,000	75,000	(3)	—	0.64	12/31/19
	—	150,000	(4)	—	1.02	02/25/20
John M. Daveport	10,000	—		—	4.50	02/28/12
	100,000	—		—	3.96	07/01/12
	20,000	—		—	7.23	12/04/13
	20,000	—		—	8.60	05/19/14
	59,000	—		—	9.60	06/28/15
	45,833	4,167	(5)	—	6.53	04/19/17
	66,667	33,333	(1)	—	2.00	05/06/18
	—	150,000	(4)	—	1.02	02/25/20
Nicholas G. Berchtold	21,354	3,646	(6)	—	6.05	08/10/17
	19,271	5,729	(7)	—	6.06	12/06/17
	12,760	12,240	(8)	—	1.40	12/17/18
	—	150,000	(4)	—	1.02	02/25/20
Eric W. Hilliard	75,000	—		—	7.19	11/13/16
	45,833	4,167	(9)	—	6.36	04/26/17
	13,802	11,198	(10)	—	1.37	10/23/18
	—	150,000	(4)	—	1.02	02/25/20
Roger F. Buelow	5,000	—		—	3.80	07/25/12
	18,750	—		—	3.35	02/19/13
	25,000	—		—	10.64	07/01/15
	19,271	5,729	(7)	—	6.06	12/06/17
	—	150,000	(4)	—	1.02	02/25/20

(1)	Options will vest on May 6, 2012.

(2)	Options will vest on November 24, 2012.

(3)	Options will vest on December 31, 2013.

(4)	These options were contingent upon the Company’s attainment of operating profits and cash utilization targets. The Company’s performance in 2010 did not meet these established performance goals and, consequently, these options were cancelled on April 1, 2011.

(5)	Options will vest on April 19, 2011.

(6)	Options will vest on August 10, 2011.

(7)	Options will vest on December 6, 2011.

(8)	Options will vest on December 17, 2012.

(9)	Options will vest on April 26, 2011.

(10)	Options will vest on October 23, 2012.

Option Exercises
     None of the Named Executive Officers exercised stock options during 2010.
Equity Compensation Plan Information
     The following table sets forth information with respect to our equity compensation plans as of December 31, 2010:

	Number of Shares
	to be Issued
	Upon Exercise of		Number of Shares
	Outstanding	Weighted Average	Remaining
	Options, Warrants,	Exercise Price of	Available for
	and Rights	Outstanding	Future Issuance
Plan Category	(1)	Options and Rights	(2)

Equity compensation plans approved by security holders	1,827,417	$3.36	1,479,325
Equity compensation plans not approved by security holders	—	—	—

Total	1,827,417	$3.36	1,479,325

(1)	This column represents the number of shares of Common Stock that may be issued in connection with the exercise of outstanding stock options granted under our 1994 Stock Option Plan, 1994 Directors Stock Options Plan, 2004 Incentive Stock Plan, and 2008 Incentive Stock Plan.

(2)	This column represents the number of shares of Common Stock remaining available for future awards under our 2008 Incentive Stock Plan at December 31, 2010.
Employment Agreements
     On December 30, 2009, we entered into an Employment Agreement with Mr. Kaveski. Under the agreement, should Mr. Kaveski be involuntarily terminated (i) within three months before or two years after a change of control, or (ii) at any other time, he will be entitled to receive severance benefits for one year from the date of termination. The Agreement has a term of three years.
     On July 1, 2005, we entered into an Employment Agreement with Mr. Davenport. Under the agreement, Mr. Davenport receives a base salary of $250,000 per year. In addition, Mr. Davenport is entitled to receive severance payments in the event his employment with us is terminated without cause. On May 6, 2008 the Compensation Committee granted 100,000 shares to Mr. Davenport under the 2004 Incentive Stock Plan upon the appointment of Mr. Kaveski as our Chief Executive Officer and Mr. Davenport’s transition to President.
     On September 13, 2005, we entered into a Management Continuity Agreement with Roger Buelow. Under the agreement, Mr. Buelow would be entitled to receive severance payments in the event his employment with us was terminated without cause, or if he terminated his employment following a material reduction in his responsibilities inconsistent with his position and past responsibilities under certain other conditions, including following a change in control as defined in the agreement.
Potential Payments upon Termination or Change of Control
     Regardless of the manner in which one of our Named Executive Officers’ employment terminates, including death, disability or termination for cause, the Officer is entitled to receive amounts earned during his term of employment. Such amounts include:
•	Salary through the date of termination;

•	Stock-based compensation which has vested; and

•	Unused vacation pay.

     The following table summarizes the estimated severance payments to be made under Mr. Kaveski’s and Mr. Davenport’s Employment Agreement and Mr. Buelow’s Management Continuity Agreement at, following, or in connection with a termination of employment due to voluntary resignation, involuntary termination not for cause, death or disability or change in control:

	Voluntary	Involuntary
	Termination	Termination		Termination
	without	without		with
	Change in	Change in	Death or	Change in
	Control	Control	Disability	Control
Employee	($)	($)	($)	($)

Joseph G. Kaveski Severance (1)	—	225,000	—	225,000
John M. Davenport Severance (2)	—	112,500	—	112,500
Roger F. Buelow Severance (3)	—	131,250	—	131,250

(1)	The estimated severance payment is based on base salary at December 31, 2010. For Mr. Kaveski, the amount of severance equates to total yearly cash compensation received prior to involuntary termination for the term of twelve months from the date of involuntary termination.

(2)	The estimated severance payment is based on base salary at December 31, 2010. For Mr. Davenport, the amount of severance equates to three months base salary plus six months of base salary which represents the period from December 31, 2010 to the end of the employment.

(3)	The estimated severance payment is based on base salary at December 31, 2010. For Mr. Buelow, the amount of severance equates to one month of base salary for each year of employment.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
J. James Finnerty, Chairman
R. Louis Schneeberger
Paul von Paumgartten

DIRECTOR COMPENSATION
     We use a combination of cash and stock-based awards to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that our directors expend in fulfilling their duties, as well as the skill level required by us.
     The following table sets forth the annual cash compensation for directors who are not also employees:

Annual Retainer	$20,000
Additional Annual Retainers:
Lead Director	$10,000
Compensation Committee Chairman	5,000
Audit and Finance Committee Chairman	7,000
Nominating and Corporate Governance Committee Chairman	5,000
     Under the terms of the Company’s 2008 Stock Incentive Plan, as amended, each newly appointed non-employee director receives an option to purchase 10,000 shares of Common Stock at an exercise price of 100% of the fair market value of the stock on the date of grant, which option vests in twelve equal monthly installments following the date of grant. In addition, following each Annual Meeting, each non-employee director who will continue to serve as a member of the Board of Directors automatically receives an option to purchase 40,000 shares of Common Stock at an exercise price of 100% of the fair market value of the stock on the date of grant, which vests over a four year period following the date of grant.
     In the third quarter of 2010, the Board of Directors approved a program offering Independent Directors of the Company the option of accepting restricted shares of the Company’s Common Stock in lieu of quarterly cash compensation. Directors who chose to participate and accept restricted shares in lieu of cash compensation would receive the equivalent of two dollars ($2.00) of Company Common Stock for every one dollar ($1.00) of their normal cash compensation. Directors that chose to accept this program agreed to receive restricted shares compensation for four consecutive quarters, covering the period of July 2010 until June 2011 with the aforementioned Common Stock vesting over an equivalent 12 month period. The price of the Common Stock shares was based on the closing price of the Company’s Common Stock on September 20, 2010. On September 1, 2010, four of the five Directors agreed to participate in this program and, subsequently, 123,000 of restricted shares of Common Stock were issued to the participants.
     The following table summarizes the total compensation to non-employee directors for the year ended December 31, 2010:

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($) (1)	($) (2)	($)	($)	($)	($)

Paul von Paumgartten	15,000	30,000	6,476	—	—	—	51,476
Michael A. Kasper	11,500	30,000	6,476	—	—	—	47,976
J. James Finnerty	20,000	—	6,476	—	—	—	26,476
R. Louis Schneeberger	10,000	27,000	8,153	—	—	—	45,153
David Anthony	6,629	20,000	5,258	—	—	—	31,887
David N Ruckert	10,606	—	17,600	—	—	—	28,206
Philip E. Wolfson	10,606	—	2,668	—	—	—	13,274
David Gelbaum	3,315	—	—	—	—	—	3,315

(1)	Grant date fair value of restricted shares of Common Stock granted to these directors in lieu of cash compensation for their directors’ fees, as described above.

(2)	Reflects the dollar amount recognized for financial reporting purposes for 2010 in accordance with ASC 718 and equates to the fair value of the immediately vested option awards on the date of grant. The method and assumptions used to determine the amount of expense recognized for options is set forth in Note 2 in the Company’s 2010 Annual Report on Form 10-K. In 2010, each non-employee director received the following number of shares under our 2008 Incentive Stock Plan: Mr. Finnerty, 40,000, Mr. Kasper, 40,000, Mr. von Paumgartten, 40,000, Mr. Anthony, 50,000 and Mr. Schneeberger, 40,000.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit and Finance Committee of the Board of Directors has appointed the firm of Plante & Moran, PLLC, independent public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2010. Representatives of Plante & Moran, PLLC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be able to respond to appropriate questions from the shareholders.
Principal Accountant Fees and Services
     Plante & Moran, PLLC provided audit services to the Company for the fiscal years ending December 31, 2010 and 2009. The following table presents fees for professional services rendered by Plante & Moran, PLLC for the years ended December 31, 2010 and 2009:

	Year Ending December 31,
	2010	2009
Audit Fees (1)	$311,784	$267,060
Audit Related Fees (2)	—	25,000
Other Fees (3)	43,427	145,648

Total Fees	$355,211	$437,708

(1)	Includes fees incurred for services related to quarterly reviews and audits of consolidated financial statements. For both 2010 and 2009, the Company was not required to obtain independent public accounting firm certification of its internal control infrastructure as defined by the Sarbanes-Oxley Act. Therefore, no fees related to the audit of Sarbanes-Oxley compliance were incurred.

(2)	Represents professional services rendered in connection with the reissuance of the December 31, 2008 opinion and consent from preceding independent registered public accounting firm, Grant Thornton, LLP.

(3)	In 2010, includes fees of $23,150 for services related to the filing of various registration statements with the SEC and in 2009 includes fees of $122,201 related to due diligence services provided in connection with the acquisition of Stones River Companies, LLC. Remaining fees for 2010 and 2009 relate to miscellaneous consulting services.
Pre-Approval Policies and Procedures
     It is the Company’s policy that all audit and non-audit services to be performed by the Company’s principal auditors be approved in advance by the Audit and Finance Committee. The Audit and Finance Committee pre-approved all services provided by Plante & Moran, PLLC during 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     On February 3, 2006, the Company had entered into a consulting agreement with David Ruckert, a former member of its Board of Directors. This agreement was terminated on June 30, 2007. Additionally, Mr. Ruckert was granted options to purchase 32,000 shares of the Company’s Common Stock. Stock expense incurred under Accounting Standards Codification Topic Number 718, Compensation — Stock Compensation, relating to these options was $15,000 for the year ending December 31, 2010 and $30,000 for the years ending December 31, 2009 and December 31, 2008.
     On March 14, 2008, the Company received an additional $9,335,000 in equity financing, net of expenses. The investment was made by several then current Energy Focus, Inc. shareholders, including four then current members of the Company’s Board of Directors. These investors agreed to an at-market purchase of approximately 3.1 million units for $3.205 per unit, based on the closing bid price of the Company’s Common Shares on March 13, 2008 of $3.08. Each unit comprises one share of the Company’s Common Stock, par value $0.0001 per share, and one warrant to purchase one share of the Company’s Common Stock at an exercise price of $3.08 per share. The warrants were immediately separable from the units and immediately exercisable, and will expire five years after the date of their issuance. This additional financing was to be used to fund working capital, pay debt and perform additional research and development. The Company received 100% of the funds from escrow on March 17, 2008. Among the investors were Ronald A. Casentini, John M. Davenport, John B. Stuppin, and Philip E. Wolfson, all of whom were members of its Board of Directors at the time of the transaction, and who invested approximately $100,000 in the aggregate. Also among the investors was The Quercus Trust (“Quercus”), whose trustees include David Gelbaum, who was a member of the Company’s Board of Directors in 2009.
     On May 27, 2009, the Company entered into an unsecured Promissory Note (“Note”) with Quercus in the amount of $70,000. Under the terms of this Note, the Company is obligated to pay Quercus the principal sum of the Note and interest accruing at a yearly rate of 1.00% in one lump sum payment on or before June 1, 2109. The Company received these funds on June 9, 2009. David Gelbaum, a trustee of Quercus, was a member of the Company’s Board of Directors at the time of the transaction.
     In November, 2009, the Company received an additional $3,344,000 in equity financing, net of expenses, by selling 4,813,000 shares of Common Stock in a registered offering. The investment was made by numerous current Energy Focus shareholders, including two then current members of the Company’s Board of Directors. The investment was made under the Company’s registration statement for a $3,500,000 Common Stock subscription rights offering. Under the terms of the rights offering, the Company distributed, at no charge to its shareholders, transferable rights to purchase up to $3,500,000 of the Company’s Common Stock at the established subscription price per share of $0.75, which was set by the Company’s Board of Directors. At the time the offering began, the Company distributed to each shareholder one transferable right for each share of Common Stock owned by the shareholder. Each right entitled the holder to purchase one share of the Company’s Common Stock, par value $0.0001 per share, subject to a maximum of 4,600,000 shares to be issued in the offering. Shareholders were entitled to subscribe for shares not subscribed for by other shareholders. Among the investors was Philip E. Wolfson, a member of the Company’s Board of Directors at the time of the transaction, and who invested approximately $8,000 in the aggregate. Also among the investors was Quercus, whose trustees include David Gelbaum, who was a member of the Company’s Board of Directors at the time of the offering.
     In the Company’s subscription rights offering discussed above, an investor inadvertently purchased 1,000,000 shares of our Common Stock at $0.75 per share. The Company agreed to facilitate the sale of these shares to another shareholder or investor or to purchase them directly. A purchase of those shares by the Company would have severely depleted its cash-on-hand and working capital. After contacting selected shareholders and investors, the Company introduced the investor to Quercus, the Company’s largest shareholder. The Company was informed on December 30, 2009, by the investor and Quercus that Quercus had agreed to purchase those shares at $0.80 per share. At that time, the closing market price of a share of the Company’s Common Stock was approximately $0.65 per share. To facilitate the purchase of the 1,000,000 shares by Quercus, on December 30, 2009, the Company’s Board of Directors agreed with Quercus to reduce the exercise price of 1,560,062 warrants issued to Quercus, in the March 2008 private placement, to $0.01 per share upon the completion of the purchase of all 1,000,000 shares in 2010. The purchase of the 1,000,000 shares by Quercus was completed on February 20, 2010. The Company incurred a non-cash charge of $1,421,000 for the quarter ended March 31, 2010 related to the valuation of the warrants to purchase shares of the Company’s Common Stock acquired by Quercus in the Company’s March 2008 equity financing. On April 28, 2010, Quercus exercised the 2008 warrants. The Company’s shareholders approved the reduction in exercise price of the above mentioned warrants at its Annual Meeting on June 16, 2010.

     On December 29, 2009 and in conjunction with the acquisition of SRC, the Company entered into Bonding Program Support Agreements (“LOC’s”) with John Davenport, President of the Company, and with The Trust, for $250,000 and $300,000, respectively. These LOC’s have a term of 24 months and bear interest at a rate of 12.5% on the face amount. The LOC’s are collateralized by a percentage of the capital stock of Crescent Lighting Ltd. (“CLL”) which in turn is based on CLL’s net worth as of November 30, 2009 and is subordinated to the senior indebtedness of the Company and CLL. In addition, subject to approval by shareholders, the Company will issue five-year, detachable penny warrants ($.01 per share) to purchase the Company’s Common Stock at a rate of 0.5 warrants per dollar of the face amount of the LOC.
     The Vice President of SRC is a minority owner in TLC Investments, LLC (“TLC”), a Tennessee limited liability company, as well as in Woodstone Energy, LLC (“Woodstone”), a Tennessee limited liability company, both of which are located in Nashville, Tennessee.
     SRC renders lighting design and lighting solution services to these related parties within the scope of their ordinary business activities. Conversely, these related parties, operating as electrical subcontractors, provide installation support services to SRC as part of their normal business. For the year ended December 31, 2010, related party sales totaled $7,012,000. Of these sales, the Company had $1,188,000 of receivables, including retainage, at year end. Subcontractor installation support services provided by these related parties was $14,569,000, of which $4,498,000 was payable at December 31, 2010.
     With the acquisition of SRC, the Company entered into an agreement with the seller, TLC, whereby SRC would be guaranteed a profit percentage of 25% on certain projects which were begun prior to the acquisition or were out for bid at the time the acquisition occurred on December 31, 2009. During 2010, a significant portion of our projects were subject to this guarantee.
     In conjunction with the acquisition of SRC on December 31, 2009, the Company entered into an agreement with TLC whereby a Convertible Promissory Note (“Convertible Note”) was issued for the principal amount of $500,000. This Convertible Note bears interest at a rate of the Wall Street Journal Prime Rate plus two percent (2%), which along with the principal, is due and payable on June 30, 2013. Additionally, TLC has the right to convert the principal of the Convertible Note, in whole, into 500,000 shares of the Company’s Common Stock at any time during the period commencing on June 30, 2010 and ending on the maturity date. Additionally, as a provision to the Convertible Note, if the reported closing price of a share of the Company’s Common Stock shall not be equal to or greater than $2.00 for at least twenty (20) trading days between June 30, 2010 and June 30, 2013, the Company shall pay TLC an additional fee of $500,000 on the maturity date.
     On December 31, 2009, the Company issued to Woodstone warrants to purchase up to 600,000 shares of the Company’s Common Stock at an exercise price of $0.65 per share, and with a term ending on December 31, 2014. The warrants become exercisable only if SRC receives from Woodstone firm contracts or purchase orders for at least $10,000,000 by June 30, 2013. The warrants vest in two tranches: 400,000 shares when contracts or purchase orders between SRC and Woodstone reach $10,000,000 and an additional 200,000 shares when contracts or purchase orders between SRC and Woodstone reach an additional $5,000,000. As of December 31, 2010, no warrants related to this issuance have vested.
     The Company, in the agreement for the acquisition of SRC, provided for payment of a management fee to TLC for overhead expenses in support of up to $20,000,000 in project billings for 2010 on those projects which TLC provided installation support services. The management fee totaled $1,232,000, payable in equal monthly installments, and began January 31, 2010 and ended on December 31, 2010. Furthermore, an additional 8% management fee is payable for project billings above $20,000,000 in fiscal year 2010 and for fiscal years after December 31, 2010, where TLC provides installation support services on projects that were pending at the date of acquisition of SRC. For the fiscal year ending December 31, 2010, the Company did not exceed the $20,000,000 threshold and incurred only the $1,232,000 of management fees as stipulated in the agreement.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors, and persons who own more than 10% of a registered class of the Company’s equity securities to file certain reports regarding ownership of, and transactions in, the Company’s securities with the SEC. Such officers, directors, and 10% stockholders are also required by SEC rules to furnish the Company with copies of all those reports that they file.
     Based solely on its review of such reports filed with the SEC and written representations from the reporting persons, the Company believes that all filing requirements applicable to the Company’s executive officers, directors and more than 10% stockholders were complied with for 2010.

DEADLINE FOR RECEIPT OF SHAREHOLDER
PROPOSALS FOR THE 2012 ANNUAL MEETING
     Proposals from shareholders of the Company that are intended to be presented by such shareholders at the Company’s 2012 Annual Meeting of Shareholders must be received by the Secretary of the Company at our principal executive offices located at 32000 Aurora Road, Solon, Ohio 44139, no later than January 9, 2012 to be considered for inclusion in the proxy statement and form of proxy relating to such meeting. The Company’s proxy for the 2012 Annual Meeting of Shareholders may confer discretionary authority to vote on any proposal submitted by a shareholder if written notice of such proposal is not received by the Secretary of the Company at its principal executive offices located at 32000 Aurora Road, Solon, Ohio 44139, on or before March 26, 2012.
HOUSEHOLDING INFORMATION
     Some banks, brokers and other nominees are participating in the practice of “householding” proxy statements and annual reports. This means that beneficial holders of our Common Stock who share the same address or household may not receive separate copies of this Proxy Statement and our 2010 Annual Report on Form 10-K. We will promptly deliver an additional copy of either document to you if you write or call us at: Energy Focus, Inc., 32000 Aurora Road, Solon, Ohio 44139, Attention: Investor Relations, (440) 715-1300.
OTHER MATTERS
     The Board of Directors knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in such manner as the Board may recommend.
ANNUAL REPORT ON FORM 10-K
     The Company’s 2010 Annual Report on Form 10-K has been mailed with this Proxy Statement. The Company will provide copies of the 2010 Annual Report on Form 10-K and its exhibits, but will charge a reasonable fee to any requesting shareholder. Shareholders may make such request in writing to the Company at 32000 Aurora Road, Solon, Ohio 44139, Attention: Investor Relations. The request must include a representation by the shareholder that as of April 28, 2011, the shareholder was entitled to vote at the 2011 Annual Meeting of Shareholders. The Company’s 2010 Annual Report on Form 10-K and its exhibits are also available on the SEC’s website at http://www.sec.gov.

PROXY	PROXY
ENERGY FOCUS, INC.
Proxy for Annual Meeting of Shareholders
This proxy is solicited on behalf of the
Board of Directors.
               The undersigned hereby appoints Joseph G. Kaveski and Eric Hilliard, or each of them, proxy and attorney-in-fact, with full power to designate a substitute representative, to represent the undersigned and to vote all of the shares of common stock in Energy Focus, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of the Shareholders of the Company to be held at the Company’s principal executive offices at 32000 Aurora Road, Solon, Ohio 44139 at 1:00 P.M., local time, June 15, 2011, and at any adjournment or postponement thereof, as hereinafter specified upon the proposals listed below and as more particularly described in the Proxy Statement of the Company dated April 29, 2011 (the “Proxy Statement”), receipt of which is hereby acknowledged.
(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)
/*\ FOLD AND DETACH HERE /*\

Please mark your /x/ choices like this
The shares represented hereby will be voted as specified. If no specification is made, such shares will be voted FOR the nominees listed below, FOR proposal 2, and with the discretion of the proxies on any other matters as may properly come before the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

		FOR	WITHHOLD AUTHORITY

1. To elect the following individuals:		/ /	/ /	3.	In their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST BELOW.					IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE MARK, DATE, SIGN AND RETURN THE PROXY PROMPTLY IN THE ENCLOSED, STAMPED ENVELOPE
John M. Davenport J. James Finnerty Joseph G. Kaveski	Paul von Paumgartten R. Louis Schneeberger

		FOR	AGAINST	ABSTAIN		YES	NO
2.	To amend the Company’s 1994 Employee Stock Purchase Plan to increase the total number of authorized shares of Common Stock available for issuance from 150,000 to 400,000.	/ /	/ /	/ /	I plan to attend the meeting:	/ /	/ /
(Please print address change (if any) on label below.)
					DATED:			, 2011

		Print or type shareholder’s name.			(Be sure to date Proxy)
FOLD AND DETACH HERE